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Exhibit 5.1

March 20, 2018

Emerge Energy Services LP
5600 Clearfork Main Street, Suite 400
Fort Worth, Texas 76109

Re: Emerge Energy Services LP Registration Statement on Form S-3—Sale of up to 814,295 common units representing limited partner interests

Ladies and Gentlemen:

        We have acted as special counsel to Emerge Energy Services LP, a Delaware limited partnership (the "Partnership"), in connection with the resale from time to time by the selling unitholder named in the Registration Statement (as defined below) of up to 814,295 common units representing limited partner interests of the Partnership (the "Common Units"). The Common Units are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"), filed by the Partnership with the Securities and Exchange Commission on March 20, 2018 (the "Registration Statement").

        This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the "Prospectus"), other than as expressly stated herein with respect to the issue of the Common Units.

        As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the "Delaware LP Act") and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Common Units have been validly issued by the Partnership and, under the Delaware LP Act, purchasers of the Common Units will have no obligation to make payments to the Partnership for their purchase of the Common Units or contributions to the Partnership solely by reason of their ownership of the Common Units or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

        This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP

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  Exhibit 5.1